Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Berry Plastics Group, Inc. for the registration of common stock and preferred stock and to the incorporation by reference therein of our report dated December 11, 2013, with respect to the consolidated financial statements of Berry Plastics Group, Inc. included in its Annual Report (Form 10-K) for the year ended September 28, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

February 17, 2014